Exhibit 99.1

Board of Directors

Atlantic Capital Bancshares, Inc.

3280 Peachtree Road NE

Suite 1600

Atlanta, Georgia 30305

We hereby consent to the inclusion of our opinion letter, dated March 25, 2015, to the Board of Directors of Atlantic Capital Bancshares, Inc. (the “Company”), included as Appendix B, and to the references thereto under the caption “Opinion of Financial Advisor to Atlantic Capital” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving First Security Group, Inc., and the Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the “Act”), nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

MACQUARIE CAPITAL (USA) INC.
/s/ John Roddy
John Roddy
Senior Managing Director
/s/ Eric Schwarzbach
Eric Schwarzbach
Senior Vice President
New York, New York
June 10, 2015